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As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.
(Exact Name of Registrant in Its Charter)

Missouri	48-1056429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Kansas Avenue
Kansas City, Kansas 66105-1309
(913) 621-9500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copy to:
ELIZABETH M. BRAHAM
Senior Vice President and Chief Financial Officer
501 Kansas Avenue
Kansas City, Kansas 66105-1309
(913) 621-9500
(Name, address, including zip code, and telephone number, including are code, of agent for service)	RICHARD M. WRIGHT, JR. Gilmore & Bell, P.C. 2405 Grand Boulevard Suite 1100 Kansas City, Missouri 64108 (816) 221-1000

Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Contingent Convertible Subordinated Notes	$50,000,000	100%	$50,000,000	$6,335.00

Common Stock, par value $.001 per share	(2)	(2)	(2)	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)
Consists of shares of common stock currently issuable upon conversion of the notes based on an initial conversion price of $17.50 per share. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby includes an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(A), may determine.

PROSPECTUS

$50,000,000
Contingent Convertible Subordinated Notes

2,857,143 Shares
Common Stock

EPIQ Systems, Inc.

        We sold $50,00,000 aggregate principal amount of 4.00% contingent convertible subordinated notes due June 15, 2007, in a private placement on June 10, 2004. The selling securityholders listed on page 16 may use this prospectus to resell their notes and the common stock issuable upon conversion or redemption of their notes. We are registering the notes and shares for resale, but the registration of these notes and shares does not necessarily mean that the selling shareholder will sell any of the notes or shares.

The Notes

  •
  The notes bear interest at the rate of 4.00% per annum. Interest on the notes is payable on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2004. The notes have a three-year term and will mature on June 15, 2007, unless earlier converted or redeemed by us, or unless extended for up to another three years at the holder's option.

  •
  Holders may convert the notes into shares of our common stock at a conversion price of $17.50 per share, subject to adjustment upon certain events. We have the right to convert the notes into shares of our common stock if at any time after June 15, 2007, the weighted average price of our common stock exceeds $35.00 for each of any 20 consecutive trading days, and upon satisfaction of certain other conditions as set forth in the notes.

  •
  If an event of default occurs under the notes or if we consummate a change of control transaction, holders may require us to redeem the notes. The redemption price upon the occurrence of these events would depend upon the event and the price of our common stock at the time and would be between the principal amount of the notes, plus accrued and unpaid interest, being redeemed and some premium over that amount.

  •
  The notes rank junior in right of payment to all of our existing and future senior indebtedness to the extent described herein.

  •
  The notes are not listed on any securities exchange. If requested in writing by the holders of notes representing not less than a majority of the aggregate principal amount of the then outstanding notes, we will use our reasonable best efforts to apply for and effect the quotation of the notes on the PORTAL market.

Our Common Stock

  •
  Our common stock is traded on the Nasdaq National Market under the symbol "EPIQ." On June 25, 2004, the last reported sale price of our common stock was $14.22 per share.

        Investing in our common stock involves a certain degree of risk. See "Risk Factors" beginning on page 6 of this prospectus.

        Neither the SEC nor any state securities commission has approved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004

ABOUT THIS PROSPECTUS

        This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading "Incorporation of Certain Information By Reference."

        You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        In this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future. These forward-looking statements include statements about our future business plans and strategies, and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

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  "Prospectus Summary" on page 1;

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  "Risk Factors" on page 6; and

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  "Incorporation of Certain Information By Reference" on page 43.

        Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "potential," "goal" and "objective." Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, provide a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, incorporated herein by reference are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include, but are not limited to, (1) any material changes in our total number of bankruptcy trustees and bankruptcy, class action, and mass tort cases, (2) any material changes in our Chapter 7 deposits or the services required by our bankruptcy, class action, and mass tort cases, (3) changes in the number of bankruptcy, class action, and mass tort filings each year, (4) changes to our Chapter 7 marketing arrangement and pricing arrangements (5) new bankruptcy, class action, or mass tort legislation, (6) risks associated with the integration of acquisitions into our existing business operations, including the Poorman-Douglas acquisition, and (7) the "Risk Factors" described below, and (8) other risks detailed from time to time in our filings with the SEC. We undertake no obligation to update any forward-looking statements contained herein or in future communications to reflect future events or developments.

ii

PROSPECTUS SUMMARY

        This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about investing in our securities.

Our Business

        We provide an advanced offering of integrated technology-based products and services for fiduciary management and claims administration applications. Our solutions enable clients to optimize the administration of large and complex bankruptcy, class action, mass tort, and other similar legal proceedings. Our clients include corporations, attorneys, trustees and administrative professionals who require sophisticated case administration and document management capabilities, extensive subject matter expertise and a high service capacity. We provide clients a packaged offering of both proprietary technology and value-added services that comprehensively addresses their business requirements.

        On January 30, 2004, we acquired 100% of the equity of P-D Holding Corp. and its wholly-owned operating subsidiary, Poorman-Douglas Company, for approximate $115 million in cash. We are using the net proceeds of the notes to repay a portion of the indebtedness we incurred to finance the purchase of Poorman-Douglas. Poorman-Douglas is a provider of technology-based products and services for class action and mass tort cases and bankruptcy case administration. Class action and mass tort is a form of litigation in which the class representatives bring a lawsuit against a defendant company or other persons on behalf of a large group of similarly-affected persons (the class). Mass action or mass tort refers to class action cases that are particularly large or prominent. The procedural and resolution requirements of class action cases require a high volume of communications to class members (which can number in the thousands), repetitive tasks, tight timetables and low tolerance for error. Poorman-Douglas provides a variety of technology-based products and management services to facilitate the administration of class action cases.

        On January 31, 2003, we acquired 100% of the membership interests in Bankruptcy Services LLC ("BSI"). BSI provides technology-based case management, consulting and administrative services for Chapter 11 cases. The Chapter 11 products and services offered by BSI are integrated into the complete package of bankruptcy products and services we now offer.

        We have two operating segments: case management and document management. Case management support for client engagements generally lasts several years and has a revenue profile that typically includes a recurring component. Document management revenue is generally less recurring in nature due to the unpredictability of the frequency, timing and magnitude of the clients' related business requirements.

        Our case management segment generates revenue primarily through the following integrated technology-based products and services.

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  An integrated solution of a proprietary technology platform and professional services that facilitates the administration of class action and mass tort proceedings and Chapter 11 restructurings.

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  TCMS®, an integrated solution including computer hardware, support services and a proprietary software product installed in a Chapter 7 trustee's office to allow them to manage asset liquidations, creditor distributions, and government reporting.

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  CasePower®, a proprietary software designed to enable Chapter 13 trustees to manage efficiently debtor payments, creditor distributions and government reporting.

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  Database processing, maintenance and management products and services.

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  Database conversions and software upgrades.

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  Professional and support services, including case management, claims processing, claims reconciliation, and customized programming and technology services.

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  Call center support.

        Our document management segment generates revenue primarily through the following products and services.

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  Legal noticing services.

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  Reimbursement for costs incurred related to postage on mailing services.

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  Media campaign and advertising management.

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  Document custody services

        We were incorporated in the State of Missouri on July 15, 1988. Our principal executive office is located at 501 Kansas Avenue, Kansas City, Kansas 66105-1309. The telephone number at that address is (913) 621-9500. Our website address is www.epiqsystems.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. TCMS®, and CasePower® are our registered trademarks.

The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	EPIQ Systems, Inc.
Notes Offered	$50,000,000 in aggregate principal amount of 4.00% Contingent Convertible Subordinated Notes.
Maturity
June 15, 2007, unless earlier converted, redeemed or repurchased. The holders of a majority of the aggregate principal amount of notes then outstanding have the right to extend the maturity date of all outstanding notes for a period not to exceed three years.
Ranking	The notes rank (i) junior in right of payment to all of our existing and future senior indebtedness, and (ii) senior to all other indebtedness, other than Permitted Indebtedness, as defined below.
Interest	4.00% per annum on the principal amount, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2004.
Conversion Rights
You may convert the notes into shares of our common stock at a conversion price of $17.50 per share, subject to adjustment upon certain events (i) until January 14, 2005, at any time after the arithmetic average of the price of our common stock equals or exceeds 110% of the then applicable conversion price for 10 consecutive trading days; (ii) from and after January 15, 2005, if the price of our common stock equals or exceeds 110% of the then applicable conversion price on any 5 consecutive trading days during any calendar year; (iii) at any time if the price of our common stock is less than $10.75 on any 5 consecutive trading days; or (iv) if there is (A) the public announcement of a pending, proposed or intended change of control that has not been abandoned, terminated or consummated, (B) an event of default or (C) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an event of default.
Mandatory Conversion
We have the right to convert the notes into shares of our common stock if at any time after June 10, 2007, the weighted average price of our common stock exceeds 200% of $17.50 for each of any 20 consecutive trading days, and upon satisfaction of certain other conditions as set forth in the notes.

Repurchase of Notes upon an Event of Default at the option of the Holder
You may require us to repurchase the notes upon an event of default under the notes at a price equal to the greater of (i) the product of (A) the principal amount of the notes, plus accrued but unpaid interest, being redeemed and (B) 120% upon certain events of default and 100% upon others, or (ii) the product of (A) the principal amount of the notes, plus accrued but unpaid interest, being redeemed divided by the conversion price then in effect and (B) the closing sales price of our common stock on the date immediately preceding the event of default.
Change in Control
You may require us to repurchase the notes upon a change of control at a price equal to the greater of (i) the principal amount of the notes, plus accrued but unpaid interest, being redeemed times the quotient determined by dividing the closing sales price of our common stock immediately following announcement of such change of control by the conversion price, and (ii) 110% of the principal amount of the notes, plus accrued but unpaid interest, being redeemed.
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion.
Trading
If requested in writing by the holders of notes representing not less than a majority of the aggregate principal amount of the then outstanding notes, we will use our reasonable best efforts to apply for and effect the quotation of the notes on the PORTAL market. We do not intend to list the notes on any national securities exchange or in any automated quotation system. Our common stock is listed on the Nasdaq National Market under the symbol "EPIQ."
Minimum Denominations
The notes may be offered, sold, assigned or transferred only in principal amounts of $3,000,000 (or the entire remaining principal amount of a note, if less) or increments of $100,000 in excess thereof.
Adjustments to Conversion Price	The conversion price is subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.
Participation Rights
Until January 1, 2006, or such later date as we specify in writing to the holders of the notes, the holders of the notes will have no right to participate in any dividends paid or distributions made to the holders of our common stock. During that period, we have agreed not to, directly or indirectly, declare or pay any dividend or distribution on our capital stock, other than stock dividends that result in an adjustment to the note conversion price as described herein. After that period, holders of notes are entitled to dividends and distributions made to holders of our common stock to the same extent as if holders of notes had converted the notes into common stock and held the common stock on the record date of such dividend or distribution.

        You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors," beginning on page 6, as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the notes.

Ratio of Earnings to Fixed Charges

        The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and our pro forma ratio of earnings to fixed charges for fiscal 2003. The pro forma ratio gives effect to the offering of the notes, which we completed in June 2004, and the application of the net proceeds from the offering of the notes on the basis explained in note 1 below.

							Pro Forma(1)
					Three Months Ended March 31,
Year Ended December 31							Year Ended	Three Months Ended
1999	2000	2001	2002	2003	2003	2004	Dec. 31, 2003	Mar. 31, 2004
21.3	5.0	42.4	57.4	45.9	27.5	3.1	45.9	3.9

(1)
The pro forma computations give effect to the issuance of the notes (1) as of January 30, 2004, which is the date we incurred the bank indebtedness to acquire the Poorman-Douglas business, which bank indebtedness was partially repaid with the net proceeds of the notes, and (2) in the amount, $47 million, of the proceeds used to partially repay existing bank indebtedness. Because the bank indebtedness was not incurred until January 30, 2004, the pro forma computation is the same as the actual computation for the year ended December 31, 2003.

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "earnings" represents income from continuing operations before income taxes, plus fixed charges; and

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  "fixed charges" consists of interest expense, amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

RISK FACTORS

        You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our notes or our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock or the value of our notes. In this case, you may lose all or part of your investment.

Risks Related to Our Business

A significant reduction in the amount of Chapter 7 liquidated asset proceeds on deposit by our Chapter 7 bankruptcy trustee customers or in the number of pending bankruptcy cases would cause our revenues and profits to drop significantly.

        Our Chapter 7 business is highly dependent on the amount of liquidated asset proceeds deposited by bankruptcy trustees and the number of bankruptcy filings in the United States. Consumer and business debt combined with economic fluctuations in the United States affect the number of bankruptcy filings and the dollar volume flowing through the federal bankruptcy system. A significant reduction in Chapter 7 liquidated asset proceeds on deposit by our bankruptcy trustee customers or the number of pending bankruptcy cases could cause our Chapter 7 revenues and our profits to drop significantly.

We have historically lacked product and business diversification. If we are unable to expand our primary business, our future revenues and earnings may not grow and could decline.

        Prior to 1992, our sole line of business activity was the provision of automation services to Chapter 13 trustees. In 1992, we entered the Chapter 7 market. In 2003, we entered the Chapter 11 industry with our acquisition of Bankruptcy Services, LLC. The bankruptcy component of our business represented all of our revenues from continuing operations in 2003. On January 30, 2004, we acquired Poorman-Douglas Corporation. Through this acquisition we entered the class action and mass tort services business. While this acquisition increases our business diversification, we will continue to rely heavily on our bankruptcy products and services. If we are unable to maintain and grow the operating revenues from our bankruptcy products and services, our future revenues and earnings may not grow and could decline. Our lack of product and business diversification could inhibit the opportunities for growth of our business, revenues and profits.

Bankruptcy reform legislation could decrease the amount of Chapter 7 liquidated asset proceeds on deposit by our Chapter 7 trustee customers or the number of bankruptcy filings, which could cause a reduction in our revenues and profits.

        Bankruptcy reform legislation has been introduced in Congress in each of the last few years, but has not been passed. We believe proposed legislation will be reintroduced annually and will eventually pass and be signed by the President. The recently proposed bankruptcy legislation could restrict debtors' choices of how to file bankruptcy, making the bankruptcy process more cumbersome for some debtors. For example, new legislation could force certain debtors to file bankruptcy under Chapter 13 instead of Chapter 7, thereby causing the debtor to file a plan of reorganization to repay creditors over time, rather than liquidating the debtor's assets. Although we do not think the recent proposals would materially affect the aggregate Chapter 7 deposits held by our trustee customers in the foreseeable future, this legislation, if passed, could affect the number of bankruptcy filings. Future bankruptcy reform proposals could differ materially from past proposed legislation and could be more adverse to our bankruptcy management business than recent legislative proposals.

Tort reform legislation could reduce the number and scope of class action and mass action cases, thus reducing the business and business prospects of our Poorman-Douglas subsidiary.

        Tort reform legislation has been introduced in Congress and various state legislatures in the past. We believe tort reform legislation will be reintroduced periodically at both the federal and state levels. The goal of certain tort reform proposals is to reduce the number and scope of class action and mass action cases. Other proposals would shift those cases from state courts to federal courts, which would likely slow the number and speed of those cases. While we cannot predict whether any tort reform legislation will pass or the substance of any future changes, any legislative efforts that are successful in reducing the number or scope of class action or mass action cases would likely reduce the future business and business prospects of our Poorman-Douglas subsidiary.

Other factors could reduce the level of bankruptcy filings and class action lawsuits, which could reduce our revenues and earnings.

        In addition to legislative and tort reform risks described elsewhere in this prospectus, there are a number of other macro economic factors that could cause the number of bankruptcy filings to decline, including particularly Chapter 11 filings, and the number of class action cases to decline. For example, general improvements in the economy, and particularly in business profits should cause the number of significant Chapter 11 cases filed nationally to decline, thus reducing our potential Chapter 11 caseload. Similarly, a number of factors relating to the overall environment for class action cases could cause the number of cases to decline, with a corresponding decline in our delivery of products and services for that market. Any material decline in the number of national Chapter 11 cases or the prominent class action or mass tort cases could cause our revenues and earnings to decline.

Substantially all of our Chapter 7 revenues are collected through our relationship with Bank of America, and recent changes to this arrangement could cause our revenues and earnings to decline.

        The application of Chapter 7 bankruptcy regulations discourages Chapter 7 trustees from incurring direct administrative costs for computer system expenses. As a result, we provide our products and services to Chapter 7 trustee customers at no direct charge and our Chapter 7 trustee customers agree to deposit the cash proceeds from liquidations of debtors' assets with a designated financial institution. We have an arrangement with Bank of America under which most of our Chapter 7 trustees place their liquidated assets on deposit with Bank of America. Under this arrangement:

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  we license our proprietary software to the trustee and furnish hardware, conversion services, training and customer support, all at no cost to the trustee; and

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  we collect from Bank of America monthly revenues based, in part, upon a percentage of the total liquidated assets on deposit and on the number of trustees.

        Historically, we have promoted our Chapter 7 product exclusively through our national marketing arrangement with Bank of America, which has been in place since November 1993. Substantially all of our Chapter 7 revenues are collected through our relationship with Bank of America. In 2003, we agreed with Bank of America that this exclusive marketing arrangement would become a non-exclusive arrangement effective April 1, 2004. The non-exclusive arrangement will extend through September 30, 2006, unless otherwise mutually agreed.

        To support our national marketing arrangement with Bank of America, we provide Bank of America with customized software solutions, related integration services and marketing and strategic consulting services. The revenues from these products and services represented 8% of our total bankruptcy revenues during 2003. On April 1, 2004, our relationship with Bank of America became non-exclusive, and we anticipate that Bank of America will reduce the requested level of customized products and services after that date.

        We are currently seeking to expand our Chapter 7 deposit relationships. We may not be successful in establishing one or more of these relationships and cannot predict the timing or pricing terms of any particular new relationship. If we are not successful in accomplishing new banking relationships, our bankruptcy revenues could decline or fail to grow at rates comparable to past revenue growth.

The Chapter 7 bankruptcy market consists of a finite group of trustees, and the loss of even a limited number of our trustee customers could result in a loss of revenues and profits.

        There are approximately 1,700 Chapter 7 trustees, of whom approximately 1,200 actively accept new cases. A single trustee customer with a large Chapter 7 deposit base can comprise an important portion of our operating revenues, although we did not have sales to any single bankruptcy trustee customer in excess of 5% of our revenues during 2001, 2002, or 2003. Our future financial performance will depend on our ability to maintain existing trustee customer accounts and to attract business from trustees that are currently using a competitor's software product. The loss of even a limited number of trustee customers could result in a loss of revenue and profits.

If Chapter 11 cases on which we are retained convert to Chapter 7, we may not be paid for the products and services we have provided.

        In Chapter 11, we provide services directly to the debtor, and we are paid directly by the debtor. If a debtor's Chapter 11 case converts to Chapter 7 liquidation, we might not be paid for products and services previously provided and we would most likely lose all future revenue from the case. The conversion of a major Chapter 11 case to Chapter 7 could have a material adverse effect on our results of operations.

If the bankruptcy court reduces or eliminates our fees in major Chapter 11 cases, our results of operations could be impaired.

        In Chapter 11, the bankruptcy court may reduce or eliminate fees paid for administrative services, such as those we provide. If the court reduced or eliminated fees due to us in a major Chapter 11 case, our results of operations could be materially affected.

If we are unable to develop new technologies, we could lose existing customers and fail to attract new business.

        We regularly undertake new projects and initiatives in order to meet the changing needs of our customers. In doing so, we invest substantial resources with no assurance of the ultimate success of the project or initiative. We believe our future success will depend, in part, upon our ability to:

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  enhance our existing products;

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  design and introduce new solutions that address the increasingly sophisticated and varied needs of our current and prospective customers;

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  maintain our technology skills; and

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  respond to technological advances and emerging industry standards on a timely and cost-effective basis.

        We may not be able to incorporate future technological advances into our business, and future advances in technology may not be beneficial to or compatible with our business. In addition, keeping abreast of technological advances in our business may require substantial expenditures and lead-time. We may not be successful in using new technologies, adapting our solutions to emerging industry standards, or developing, introducing and marketing software products or enhancements. Furthermore, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these products. If we incur increased costs or are unable, for technical or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, we could lose existing customers and fail to attract new business.

Our new releases and products may have undetected errors, which could cause litigation claims against us or damage to our reputation.

        We intend to continue to issue new releases of our software products periodically. Complex software products, such as those we offer, frequently contain undetected errors when first introduced or as new versions are released. Any introduction of new products and future releases has a risk of undetected errors. Despite pre-release testing of our software, these undetected errors may be discovered only after a product has been installed and used by our customers. Likewise, the software products we acquire in business acquisitions, including our recent Poorman-Douglas acquisition, have a risk of undetected errors.

        Errors may be found in our software products in the future. Any undetected errors, as well as any difficulties in installing and maintaining our new software and releases or difficulties training customers and their staffs on the utilization of new products and releases, may result in payments by us to our customers to resolve the problem, a delay or loss of revenue, diversion of development resources, damage to our reputation, increased service costs, increased expense for litigation and impaired market acceptance of our products.

We may have errors in the service components of our offering of integrated technology-based products and services, which could cause customer dissatisfaction and claims against us or damage to our reputation.

        We provide an advanced offering of integrated technology-based products and services for fiduciary management and claims administration applications. Our solutions include significant service components for the administration of large and complex bankruptcy, class action, mass tort, and other similar legal proceedings. It is possible to have errors in the services provided as part of these complex integrated technology-based products and services. We may not always be successful in resolving service errors to the satisfaction of our clients, which could cause customer dissatisfaction, payments by us to our customers to resolve the problem, claims against us or damage to our reputation, with a corresponding adverse impact on our revenues and earnings. We may also incur additional expenses to resolve a service error that are not reimbursed by a client.

Security problems with or product liability claims arising from our software products could cause increased expense for litigation, increased service costs and damage to our reputation.

        We have included security features in our products that are intended to protect the privacy and integrity of data. Security for our products is critical given the highly confidential nature of the information our software processes. Our software products and the servers on which the products are used may not be impervious to intentional break-ins ("hacking") or other disruptive problems caused by the Internet or by other users. Hacking or other disruptive problems could result in the diversion of development resources, damage to our reputation, increased service costs or impaired market acceptance of our products, any of which could result in higher expenses or lower revenues. Additionally, we could be exposed to potential liability related to hacking or other disruptive problems. Defending these liability claims could result in increased expenses for litigation and a significant diversion of our management's attention.

Our intellectual property is not protected through patents or formal copyright registration. Therefore, we do not have the full benefit of patent or copyright laws to prevent others from replicating our software.

        Our intellectual property rights are not protected through patents or formal copyright registration. We may not be able to protect our trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our trade secrets. In addition, foreign intellectual property laws may not protect our intellectual property rights. Moreover, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements. Litigation of this nature could result in substantial expense for us and diversion of management and other resources, which could result in a loss of revenue and profits.

Our failure to develop and maintain products and services that assist our customers in complying with significant government regulation could result in decreased demand for our products and services.

        Our products and services are not directly regulated by the government. Our bankruptcy customers are, however, subject to significant regulation, including the United States Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and local rules and procedures established by bankruptcy courts. The Executive Office for United States Trustees, a division of the United States Department of Justice, oversees bankruptcy trustees and establishes administrative rules governing trustees' activities. The success of our bankruptcy business has been, and will continue to be, partly dependent on our ability to develop and maintain products and provide services that allow trustees to perform their duties within applicable regulatory and judicial rules and procedures and that allow Chapter 11 debtors to make filings and send required notices on a timely and accurate basis. Future regulation may limit or eliminate the ability of trustees to utilize the types of products and services that we currently provide. Our failure to adapt our products and services to changes in the Bankruptcy Code and applicable rules and procedures could cause us to lose existing customers and fail to attract new customers.

The integration of acquired businesses is time consuming and may distract our management from our other operations and can be expensive, all of which could reduce or eliminate our expected profits.

        During January 2004, we acquired Poorman-Douglas for approximately $115 million in cash. Over the last five years, we acquired five other businesses at a combined cost in excess of $100 million. We intend to continue to consider additional opportunities to acquire other companies, assets or product lines that complement or expand our business. If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations. A difficult or unsuccessful integration of an acquired business could reduce or eliminate our profits.

        Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

  •
  unexpected losses of key employees or customers of the acquired company;

  •
  conforming the acquired company's standards, processes, procedures and controls with our operations;

  •
  increasing the scope, geographic diversity and complexity of our operations;

  •
  difficulties in transferring processes and know-how;

  •
  difficulties in the assimilation of acquired operations, technologies or products;

  •
  diversion of management's attention from other business concerns; and

  •
  adverse effects on existing business relationships with customers.

We depend upon our key personnel, and we may not be able to retain them or to attract, assimilate and retain new, highly qualified employees in the future.

        Our future success will depend in significant part upon the continued service of our senior management and certain of our key technical and sales and marketing personnel and our continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel. While we have non-disclosure agreements and non-compete agreements with substantially all of our employees, we do not have employment agreements with any of our executive officers or other employees, other than employment agreements with two key executives of our BSI subsidiary and with certain key employees of our Poorman-Douglas subsidiary. We maintain key-man life insurance policies on our Chairman and Chief Executive Officer and our President and Chief Operating Officer. The loss of the services of either of these persons or other key personnel or the inability to hire or retain qualified personnel in the future could substantially impair the continuing success of our business.

Risks Related to the Notes

Your right to receive payments on the notes is subordinated to our obligations to make payments on our current and future senior indebtedness.

        The notes are our general unsecured subordinated obligations. Accordingly, the payment of principal, premium, if any, and interest on the notes by us will be junior in right of payment of all our existing and future senior indebtedness. As a result, in the event of our insolvency, liquidation or other reorganization, all senior indebtedness and all secured indebtedness must be paid in full before any amounts owed under the notes may be paid.

        Moreover, we may not pay any amount owed under the notes, or repurchase, redeem or otherwise retire the notes, if any payment default on our senior indebtedness occurs, unless the default has been cured or waived, the senior indebtedness is repaid in full or the holders of the senior indebtedness consent to the payment. In addition, if any other default exists with respect to senior indebtedness and specified other conditions are satisfied, at the option of the holders of that senior indebtedness, we may be prohibited from making payments on the notes for a designated period of time. For additional information on the subordination terms applicable to the notes, and the amounts of senior indebtedness to which the notes would be subordinated as of March 31, 2004, see "Description of the Notes—Subordination."

Your right to receive payments on the notes in the event of a bankruptcy, insolvency or similar proceeding involving us will be effectively subordinated to all of our secured indebtedness.

        The notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. If we are not able to repay amounts due under the senior credit facilities, the lenders could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the senior credit facilities before any proceeds would be available to make payments on the notes. The value of this collateral may not be sufficient to repay the lenders under the senior credit facilities, the holders of the notes and our other senior subordinated indebtedness. In that event, holders of the notes will receive less, ratably, than our senior creditors, or they may receive no payment at all.

        Because the holders of our senior indebtedness, including our senior credit facilities, will have the right to receive payment in full before any payments can be made in respect of the notes, our assets may not be sufficient to assure repayment of the notes.

We may incur more indebtedness.

        We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although some of the agreements governing our outstanding indebtedness restrict us and our subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications.

The debt under our senior credit agreement could accelerate if a change in control occurs or if we lost the services of either our Chairman and Chief Executive Officer or our President and Chief Operating Officer.

        Our credit agreement dated January 30, 2004, provides that the occurrence of a change in control is an event of default under the credit agreement. A "Change of Control" under the credit agreement means the occurrence of any of the following events: (a) if any person or related persons constituting a group (other than Tom Olofson and Christopher Olofson) become the "beneficial owners" (as such term is used in SEC Rule 13d-3), directly or indirectly, of more than 25% of the total voting power of all classes of our capital stock, (b) we cease to, directly or indirectly, own and control 100% of each class of the outstanding capital securities of each of our subsidiaries, or (c) either of Tom Olofson or Christopher Olofson ceases to be actively involved in our day-to-day management for any reason and a successor reasonably satisfactory to our lenders does not assume such person's responsibilities and position within 180 days of such cessation. If a change in control occurs, as defined above, our lenders would have the right to accelerate all indebtedness owed by us under our credit agreement. An acceleration of our credit agreement would constitute an event of default under the notes.

Our debt agreements may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

        Our senior credit facility contains financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the agreements governing our outstanding indebtedness, including the notes.

We may not be able to repurchase the notes at the option of the holder upon an event of default under the notes or upon a change of control, which may increase your credit risk.

        Upon an event of default under the notes or upon a change of control, the holders of the notes have the right to require us to redeem all or a portion of their notes. The redemption price upon the occurrence of these events could be a significant premium over the outstanding balance of the notes. We may not, however, have enough available cash or be able to obtain third-party financing at the time we are required to make repurchases of tendered notes. Our failure to redeem tendered notes at a time when the redemption is required by the notes would constitute a default under the notes.

        In addition, a default under the notes or the change in control itself could lead to a default under other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

The definition of change of control for purposes of the notes does not necessarily afford protection for the holders of the notes in the event of some types of highly leveraged transactions.

        We may enter into some types of highly leveraged transactions, including acquisitions, mergers, refinancings, restructurings or other recapitalizations, that would not fall within the definition of change of control for purposes of the notes. Any of these types of transactions could increase our indebtedness or otherwise affect our capital structure and the holders of the notes. The definition of change of control for purposes of the notes also includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition under applicable law. Accordingly, our obligation to repurchase the notes, and the ability of a holder of notes to require us to repurchase its notes as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets, taken as a whole, may be uncertain.

You should consider the U.S. federal income tax consequences of owning the notes.

        Both U.S. and non-U.S. holders of the notes should consider the U.S. federal income tax consequences of the purchase, ownership, conversion and other disposition of the notes and the ownership and disposition of the common stock received upon conversion of the notes. Investors considering a purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. federal tax other than the income tax; the laws of any state, local or foreign taxing jurisdiction; and any applicable tax treaty. Certain material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the notes and our common stock are summarized in this prospectus under the heading "Material United States Federal Income Tax Considerations."

There is no established trading market for the notes.

        The notes are a new issue of securities for which there is no established trading market. Although upon the request of the majority holders of the notes we will use our reasonable best efforts to make the notes eligible for trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to apply for listing of the notes on any other securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

        You may not be able to sell your notes or the common stock issuable upon conversion of the notes at a particular time or you may not be able to sell your notes or the common stock at a favorable price. Future trading prices of the notes and the common stock will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

        Historically, the markets for non-investment grade debt securities, such as the notes, have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes and our common stock will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the notes or the common stock issuable upon conversion of the notes, regardless of our prospects and financial performance.

The notes may be transferred only in minimum denominations of $3,000,000, which could substantially affect the liquidity of the notes.

        The notes may be offered, sold, assigned or transferred only in principal amounts of $3,000,000 (or the entire remaining principal amount of a note, if less) or increments of $100,000 in excess thereof. This minimum denomination for the notes may substantially reduce potential buyers of and liquidity for the notes.

Risks Related to Our Common Stock

Our quarterly and annual results may fluctuate in the future. If they do, our operating results may not meet the expectations of securities analysts or investors, which could cause a material drop in the market price of our common stock.

        We anticipate that our quarterly and annual results are more likely to fluctuate in the future than they have in the past. If they do, our quarterly and annual revenues and operating results may be increasingly difficult to forecast. It is possible that our future quarterly and annual results of operations from time to time will not meet the expectations of securities analysts or investors. This could cause a material drop in the market price of our common stock.

        Our Poorman-Douglas subsidiary, which we acquired in January 2004, has historically experienced, and is likely to continue to experience, quarterly and annual volatility in revenues and earnings. The delay in the initiation or the termination of a major new client engagement, or changes in the anticipated timing of major projects for class action or mass tort engagements, can directly affect revenues and earnings for a particular quarter or year, and the levels of services required for an ongoing client engagement can fluctuate significantly quarter to quarter during the time that the bankruptcy case or class action lawsuit is active.

        We anticipate that in the future we will have greater quarterly volatility in our revenues and earnings than we have had in the past due to fluctuations in our client engagements.

        Our business will continue to be affected by a number of factors, any one of which could substantially affect our results of operations for a particular fiscal quarter or year. Specifically, our quarterly and annual results of operations can vary due to:

  •
  fluctuations in our revenues and expenses, particularly in our document management segment,

  •
  fluctuations in trustees' deposit balances or caseloads,

  •
  the delay in the initiation or the termination of a large client engagement,

  •
  fluctuations in the levels of services required for an ongoing client engagement during the time that the bankruptcy or class action lawsuit is active,

  •
  fluctuations in the levels of services required for an ongoing client engagement,

  •
  unanticipated expenses related to software maintenance or customer service,

  •
  the timing, cancellation or rescheduling of customer orders, including particularly orders in our document management segment, and

  •
  the timing and market acceptance of new software versions or support services.

Our stock price may be volatile even if our quarterly or annual results do not fluctuate significantly.

        If our quarterly or annual results fluctuate, the market price for our common stock may fluctuate as well and those fluctuations may be significant. Even if we report stable or increased earnings, the market price of our common stock may be volatile. There are a number of factors, beyond earnings fluctuations, that can affect the market price of our common stock, including the following:

  •
  a decrease in market demand for our stock;

  •
  downward revisions in securities analysts' estimates;

  •
  announcements of technological innovations or new products developed by us or our competitors;

  •
  the degree of customer acceptance of new products or enhancements offered by us;

  •
  general market conditions and other economic factors; and

  •
  the perception that the economy is improving and the corresponding assumption that our bankruptcy business will decline when the economy improves.

        In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of stocks of technology companies and that have often been unrelated to the operating performance of particular companies. The market price of our common stock has been volatile, and this is likely to continue.

We do not pay cash dividends on our common stock, and our common stock may not appreciate in value.

        We presently do not intend to pay any cash dividends on our common stock. The payment of future dividends is within the discretion of our board of directors, subject to the terms of our financing agreements, and will depend upon our future earnings, if any, our capital requirements, our financial condition and any other factors that the board of directors may consider. Certain provisions in our credit agreement may restrict our ability to pay dividends in the future. In addition, the terms of the notes prohibit us from paying any cash dividends or similar distributions with respect to our common stock until after January 1, 2006, or such later date as we designate in writing to the holders of the notes. We currently intend to retain all earnings to invest in our operations. As a result, the success of your investment in our common stock will depend entirely upon its future appreciation. Our common stock may not appreciate in value.

Future sales of our common stock could depress our stock price.

        We cannot predict the effect that future sales of common stock will have on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of the common stock. Approximately 2,652,500 shares of common stock currently issued and outstanding are "restricted securities" as that term is defined under SEC Rule 144 and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. All of these restricted securities are currently eligible for resale pursuant to Rule 144, subject in most cases to the volume and manner of sale limitations prescribed by Rule 144.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock and the notes.

        We are not restricted from issuing additional common stock during the term of the notes. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the notes may be materially and adversely affected.

The use of our common stock to fund acquisitions or to refinance debt incurred for acquisitions could dilute existing shares.

        We intend to consider further opportunities to acquire companies, assets or product lines that complement or expand our business. We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and shares. If the consideration for an acquisition is paid in common stock, existing shareholders' investments could be diluted. We may also issue our common stock in the future to reduce any indebtedness incurred in future acquisitions. The issuance of additional shares of common stock for any of those purposes would also dilute our existing shareholders' investments.

Conversion of the notes into our common stock will dilute the ownership interests of existing shareholders, including holders who had previously converted their notes.

        The conversion of some or all of the notes into our common stock will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Our executive officers and directors control a significant percentage of our common stock and these shareholders may take actions that are adverse to your interests.

        Tom W. Olofson and Christopher E. Olofson and members of their family own or control approximately 21% of our outstanding common stock. As a result, the Olofsons are able to exert significant influence over the outcome of all matters submitted to a vote of our shareholders, including the election of directors, amendments to our articles of incorporation and approval of significant corporate transactions. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control that might be beneficial to other shareholders. The Missouri General and Business Corporations Law requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock to approve certain fundamental corporate transactions, including mergers, consolidations or the sale of all or substantially all our assets. Our directors and executive officers beneficially own approximately 24% of our outstanding shares of common stock.

Our articles of incorporation contain a provision that could be used by us, without shareholder approval, to discourage or prevent a takeover of our company.

        Our articles of incorporation authorize our board of directors to issue preferred stock in one or more series, without shareholder approval, and to fix the designation, rights and preferences of each series of preferred stock. Our board of directors could issue a series of preferred stock in a manner designed to prevent or discourage a takeover of our company.

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from the sale of the notes and common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the common stock issuable upon conversion of the notes offered by the selling securityholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement.

        We received net proceeds of approximately $47.5 million from our sale of the notes to the initial purchasers, after deducting the estimated offering expenses payable by us. We used the net proceeds of the offering to repay in full our $30.0 million subordinated term loan and all amounts outstanding under our revolving credit line on the date of issuance of the notes, which line of credit will remain in place in accordance with its terms.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the Nasdaq National Market under the symbol "EPIQ." The following table shows the reported high and low sales prices for the common stock for the periods indicated as reported by Nasdaq:

	Common Stock Price
Year Ended December 31
	High	Low
2002
First Quarter	$21.48	$13.37
Second Quarter	17.72	11.95
Third Quarter	21.30	13.55
Fourth Quarter	19.60	13.91
2003
First Quarter	20.50	14.87
Second Quarter	22.95	15.91
Third Quarter	20.00	16.20
Fourth Quarter	18.74	14.78
2004
First Quarter	20.90	15.50
Second Quarter (through June 24)	17.80	13.24

        There are approximately 120 owners of record of our common stock and approximately 4,000 beneficial owners of our common stock. The last reported sale price of our common stock on June 25, 2004, as reported by Nasdaq, was $14.22.

SELLING SECURITYHOLDERS

        We issued the notes pursuant to a Securities Purchase Agreement, dated as of June 10, 2004 among us and the three initial institutional purchasers of the notes in transactions exempt from the registration requirements of the federal securities laws. The selling securityholders (which term includes their transferees, pledges, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. For additional information regarding the issuance of these notes and shares of common stock issuable upon conversion of such notes, see "Description of the Notes" above. We are registering the notes and shares of common stock issuable upon conversion of the notes in order to permit the selling securityholders to offer the notes and common stock for resale from time to time. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

        Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes or shares of common stock since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

        The table below sets forth the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock beneficially owned by such selling securityholders. The third column lists the number of shares of common stock beneficially owned by each selling securityholder, based on its ownership of the shares of common stock as of June 28, 2004, assuming conversion of all of the notes held by the selling securityholders on that date, without regard to any limitations on conversion, each to the extent known to us as of the date of this prospectus. The terms of the notes provide that no selling securityholder may convert notes if such conversion would result in such selling securityholder beneficially owning more than 9.99% of our outstanding common stock. Unless otherwise indicated below, each selling securityholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling securityholder.

        The fourth column lists the shares of common stock being offered by this prospectus by the selling securityholders. The fifth column assumes the sale of all of the shares of common stock offered by the selling securityholders pursuant to this prospectus.

        The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name	Aggregate Principal Amount of Notes Prior to the Offering	Aggregate Principal Amount of Notes that May be Sold	Number of Shares Beneficially Owned Prior to the Offering (1)	Maximum Number of Shares Registered Hereby	Beneficial Ownership After the Offering (2)
Riverview Group, LLC(3)	$30,000,000	$30,000,000	-0-	1,714,285	-0-
Smithfield Fiduciary LLC(4)	10,000,000	10,000,000	-0-	571,429	-0-
Omicron Master Trust(5)	10,000,000	10,000,000	-0-	571,429	-0-
Total	$50,000,000	$50,000,000	-0-	2,857,143	-0-

(1)
The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the accompanying table is current as of June 28, 2004.

(2)
Assumes the sale of all the notes and shares of common stock offered by this prospectus. We are unable to determine the exact number of notes and shares that will actually be sold pursuant to this prospectus.

(3)
The sole member of Riverview is Millennium Holding Group, L.P., a Delaware limited partnership ("Holding"). Millennium Management, LLC, a Delaware limited liability company ("Millennium Management"), is the general partner of Holding and consequently has voting control and investment discretion over securities owned by Holding and by Riverview. Israel A. Englander ("Mr. Englander") is the sole managing member of Millennium Management. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by any of Holding, Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Riverview.

(4)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(5)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of June 28, 2004, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by

  Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

PLAN OF DISTRIBUTION

        The selling securityholders may, from time to time, sell any or all of the securities offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling the notes or the shares of common stock:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling securityholders may also sell the securities under Rule 144 or Rule 144A under the Securities Act, if available, rather than under this prospectus.

        The selling securityholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock or notes by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of notes or shares of common stock will be borne by a selling securityholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the notes or shares of common stock if liabilities are imposed on that person under the Securities Act.

        The selling securityholders may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

        The selling securityholders also may transfer the notes and shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the notes and shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

        The selling securityholders and any broker-dealers or agents that are involved in selling the notes and shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the notes and shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their notes or shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of notes or shares of common stock by any selling securityholder. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of notes or shares of common stock, if required, we will file a supplement to this prospectus.

        We are required to pay all fees and expenses incident to the registration of the notes or shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF THE NOTES

        The following description is only a summary of the material provisions of the notes and the registration rights agreement. We urge you to read the notes and the registration rights agreement for all of the provisions that may be important to you. You may request copies of these documents by writing to us at the address shown under the caption "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." For purposes of this section, references to "we," "us," "ours" and "EPIQ" include only EPIQ Systems, Inc., and not our subsidiaries.

General

        We issued the notes having a principal amount of $50,000,000.00 in a private transaction on June 10, 2004. The notes are unsecured, subordinated obligations of EPIQ and will mature on June 10, 2007, unless extended by the holders at their option as described under "—Extension of Maturity at the Option of the Holders" or earlier repurchased by us at a holder's option upon an event of default under the notes as described under "—Repurchase of Notes at the Option of the Holder upon an Event of Default" or upon a change of control of EPIQ as described under "—Right to Require Repurchase of Notes upon a Change of Control" or converted at a holder's option as described under "—Conversion at the Option of the Holders" or converted at our option as described under "—Mandatory Conversion at the Option of EPIQ."

        Interest on the notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable in arrears quarterly on January 1, April 1, July 1 and October 1, commencing on July 1, 2004. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 365-day year and actual days elapsed. The notes do not contain any restriction on the payment of dividends or the repurchase of securities of EPIQ. Other than as described under "—Right to Require Repurchase of Notes upon a Change of Control," the notes do not contain any covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of EPIQ.

Extension of Maturity at the Option of the Holders

        The holders of a majority of the aggregate principal amount of notes then outstanding have the right to extend the maturity date of all outstanding notes for a period not to exceed three years, by delivering written notice thereof to us at any time prior to the original maturity date. The notice shall indicate the new maturity date, as so extended, of the notes. Within two business days of receipt of an extension notice, we are required to inform all other holders of notes that we have received such a notice.

Conversion Rights

Conversion at the Option of the Holders

        A holder may convert any outstanding notes into shares of our common stock at a conversion price per share of $17.50 if any of the conditions described in this paragraph are satisfied. The conversion price represents a conversion rate of approximately 5,714 shares per $100,000.00 principal amount of the notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment in limited circumstances, as described below. A holder may convert the notes (i) until January 14, 2005, at any time after the arithmetic average of the price of our common stock equals or exceeds 110% of the then applicable conversion price for 10 consecutive trading days; (ii) from and after January 15, 2005, if the price of our common stock equals or exceeds 110% of the then applicable conversion price on any 5 consecutive trading days during any calendar year; (iii) at any time if the price of our common stock is less than $10.75 on any 5 consecutive trading days; or (iv) if there is

(A) the public announcement of a pending, proposed or intended change of control that has not been abandoned, terminated or consummated, (B) an event of default under the notes or (C) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an event of default under the notes.

        The holders are entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in increments of at least $100,000.00 of principal (or such lesser amount if such amount represents the remaining principal amount) into shares of our common stock at the Conversion Rate (as defined below). We will not issue any fraction of a share of common stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of common stock, we will round the fraction of a share of common stock up to the nearest whole share. We will pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of common stock upon conversion of any Conversion Amount.

        The number of shares of our common stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the "Conversion Rate").

        "Conversion Amount" means the portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made.

        "Conversion Price" means, subject to adjustment as provided herein, $17.50.

        If we fail to issue a certificate to a holder or credit the holder's balance account with DTC for the number of shares of common stock to which the holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three trading days after the Conversion Date, and if after such third trading day the holder purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the holder of the shares of common stock that the holder anticipated receiving from us upon the conversion, then we shall, within three trading days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the "Buy-In Price"), at which point our obligation to deliver such certificate (and to issue such common stock) will terminate, or (ii) promptly honor our obligation to deliver to the holder a certificate or certificates representing such common stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of common stock, times (B) the closing sale price on the date of the event giving rise to our obligation to deliver such certificate.

        If we fail to issue a certificate to a holder or credit the holder's balance account with DTC for the number of shares of common stock to which the holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five business days after the Conversion Date, then (A) we shall pay damages to the holder for each date of such failure in an amount equal to 1.0% of the product of (i) the sum of the number of shares of common stock not issued to the holder on or prior to the third business day following receipt of a conversion notice in good order and to which the holder is entitled, and (ii) the closing sale price of the common stock on the third business day following receipt of a conversion notice in good order and (B) the holder, upon written notice to us, may void its conversion notice with respect to, and retain or have returned, as the case may be, any portion of the holder's note that has not been converted pursuant to such conversion notice.

        If we receive notices from more than one holder for the same conversion date and we can convert some, but not all, of such portions of the notes submitted for conversion, we shall convert from each holder of notes electing to have notes converted on such date a pro rata amount of such holder's portion of its notes submitted for conversion based on the principal amount of notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all notes submitted for conversion on such date.

        We will not effect any conversion of notes, and the holders shall not have the right to convert any portion of their notes, to the extent that after giving effect to such conversion, such holder (together with such holder's affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon conversion of the note with respect to which the determination is being made, but shall exclude the number of shares of common stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of the notes beneficially owned by the holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of EPIQ subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

        If we are unable to deliver Conversion Shares pursuant to a mandatory conversion described below under "—Mandatory Conversion at Option of EPIQ" (such undeliverable Conversion Shares, the "Blocked Shares") as a result of the provisions of the preceding paragraph, then notwithstanding the provisions of the preceding paragraph, we shall be entitled to deliver the Blocked Shares (without being subject to any conditions described herein, including the conditions to mandatory conversion) 90 days after the Mandatory Conversion Date. Each holder must inform us of the number of Blocked Shares applicable to such holder within one business day after the Mandatory Conversion Notice Date. If we receive no written notice from a holder of the number of Blocked Shares applicable to such holder by the end of the business day after the Mandatory Conversion Notice Date, we may conclusively conclude that there are no Blocked Shares for such holder.

        We will not be obligated to issue any shares of common stock upon conversion of the notes if the issuance of such shares of common stock would exceed that number of shares of common stock which we may issue upon conversion of the notes without breaching our obligations under the rules or regulations of the Nasdaq National Market (the "Exchange Cap"), except that such limitation shall not apply in the event that EPIQ (A) obtains the approval of its shareholders as required by the applicable rules of the Nasdaq National Market for issuances of common stock in excess of such amount or (B) obtains a written opinion from our outside counsel that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the notes representing at least a majority of the principal amounts of the notes then outstanding. Until such approval or written opinion is obtained, no holder shall be issued, upon conversion of the notes, shares of common stock in an amount greater than this product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of notes issued to such holder and the denominator of which is the aggregate principal amount of all notes issued.

Mandatory Conversion at the Option of EPIQ

        If at any time from and after June 10, 2007, the weighted average price of our common stock exceeds 200% of the Conversion Price as of the issuance date for each of 20 consecutive trading days and certain conditions set forth below are satisfied or waived by the holder, we have the right to convert all or any portion of the Conversion Amount of the notes at the Conversion Rate. We may exercise our right to require conversion by delivering, within not more than two trading days after such 20-day trading day period, written notice to all holders of notes and the transfer agent (the "Mandatory Conversion Notice"). The Mandatory Conversion Notice is irrevocable.

        If we elect to cause a conversion of all or any portion of the Conversion Amount of a note, then we must simultaneously take the same action with respect to all the notes. If we elect to cause the conversion of notes with respect to less than all of the Conversion Amounts of the notes then outstanding, then we shall require conversion of a Conversion Amount from each of the holders of the notes equal to the product of (i) the aggregate Conversion Amount of notes which we have elected to cause to be converted, multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate principal amount of the notes purchased by such holder and the denominator of which is the sum of the aggregate principal amount of the notes and purchased by all holders (such fraction with respect to each holder is referred to as its "Allocation Percentage," and such amount with respect to each holder is referred to as its "Pro Rata Conversion Amount"). If the initial holder of any notes sells or otherwise transfers any of such holder's notes, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Mandatory Conversion Notice shall state (i) the trading day selected for the mandatory conversion, which trading day shall be at least 15 business days but not more then 60 business days following the date the Mandatory Conversion Notice is received by all holders (the "Mandatory Conversion Date"), (ii) the aggregate Conversion Amount of the notes which we have elected to be subject to mandatory conversion from all of the holders of the notes, (iii) each holder's Pro Rata Conversion Amount of the Conversion Amount of the notes we have elected to cause to be converted and (iv) the number of shares of common stock to be issued to such holder as of the Mandatory Conversion Date.

        Our right of mandatory conversion is subject to the following conditions: (i) during the period beginning on the date that is three months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date, we shall have delivered shares of common stock upon any conversion of Conversion Amounts on a timely basis; provided, however, that we shall be deemed to have satisfied the conditions set forth in this clause (i) if on not more than two occasions prior to the delivery of the Mandatory Conversion Notice we have failed to meet the requirements for timely delivery by no more than three days; (ii) on each day during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date (the "Notice Measuring Period"), the Common Stock shall be listed on the Principal Market or The New York Stock Exchange, Inc. and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the first trading day of the Notice Measuring Period and ending on and including the Mandatory Conversion Date, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, (y) an Event of Default or (z) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default if such event has not been cured prior to the Mandatory Conversion Notice Date; (iv) on each day of the period beginning on the date of delivery of the Mandatory Conversion Notice and ending on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; and (v) on each day of the period beginning on the Mandatory Conversion Date and ending 30 trading days thereafter either (x) the Registration Statements required pursuant to the Registration Rights Agreement shall be expected to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

Subordination and Ranking

        All payments due under the notes are subordinate in right of payment to the prior payment of all existing and future Senior Indebtedness and are senior to all other Indebtedness of EPIQ and our subsidiaries, other than Permitted Indebtedness. So long as the notes are outstanding, we are prohibited from, and are prohibited from permitting our subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness. "Permitted Indebtedness" means Senior Indebtedness and Permitted Subordinated Indebtedness.

        So long as the notes are outstanding, we are prohibited from, and are prohibited from permitting our subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any of our or our subsidiaries' property or assets, subject to certain permitted liens. Permitted liens include any liens to secure current or future Senior Indebtedness. If an Event of Default has occurred and is continuing or would result from engaging in the following activities, we are prohibited from, and shall not permit any of our subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness or Pari Passu Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness.

        The payment of the principal of, premium, if any, and interest on the notes will, to the extent described in the notes, be subordinated in right of payment to the prior payment in full in cash of all our Senior Indebtedness now outstanding or later incurred.

        The holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due on the Senior Indebtedness, or provision for payment in cash or cash equivalents, before the holders of the notes will be entitled to receive any payment in respect of the notes, when there is a payment or distribution of assets to creditors upon our total or partial liquidation, dissolution, winding up, reorganization, receivership, assignment for the benefit of creditors, bankruptcy, insolvency, or similar proceedings.

        As of March 31, 2004, we had approximately $    million of Senior Indebtedness outstanding to which the notes would have been expressly subordinated. We expect from time to time to incur additional indebtedness and obligations that will constitute Senior Indebtedness. The notes do not limit or prohibit us from incurring additional Senior Indebtedness or other indebtedness.

        In addition, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with the funds to satisfy our payment obligations. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

        "Senior Indebtedness" means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable under the agreements or instruments evidencing, any unaffiliated, third-party Indebtedness of EPIQ and our subsidiaries, whether now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), which is not made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes, provided that the aggregate amount of such Senior Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Senior Indebtedness is incurred exceed the product of (i) 2.5 and (ii) EBITDA (the "Senior Indebtedness Cap"). Without limitation of the generality of the foregoing and subject to the Senior Indebtedness Cap, Senior Indebtedness shall include the obligations of EPIQ to our current senior secured lender, LaSalle Bank, N.A. and any participants with LaSalle Bank, N.A. in such Indebtedness (the "Senior Bank Obligations"), and the Senior Bank Obligations are designated as Senior Indebtedness. We may from time to time designate by written notice to the holders the obligations, in addition to the Senior Bank Obligations, which constitute Senior Indebtedness, and, provided that, at the time that the Senior Indebtedness is incurred (or a commitment to lend any Senior Indebtedness is made), the aggregate Senior Indebtedness does not exceed the Senior Indebtedness Cap, Senior Indebtedness so designated shall continue to be Senior Indebtedness notwithstanding any subsequent decline in EPIQ's EBITDA.

        "Permitted Subordinated Indebtedness" means Indebtedness that (x) is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes on terms reasonably satisfactory to the holders of notes representing not less than a majority of the aggregate principal amount of the then outstanding notes and (y) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date.

Mandatory Redemption

        Except as set forth below under "—Repurchase of Notes at the Option of the Holder upon an Event of Default" and "—Right to Require Repurchase of Notes upon a Change of Control," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase of Notes at the Option of the Holder upon an Event of Default

        Promptly after the occurrence of an Event of Default (as defined below), we are required to deliver written notice via facsimile and overnight courier to the holders of the notes. By delivery of written notice, each holder of notes may require that we repurchase all or a portion of the holder's notes at a purchase price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed and (B) the Redemption Premium (as defined below), and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the holder delivers the written notice and (B) the closing sales price of our common stock on the date immediately preceding the Event of Default.

        "Redemption Premium" means (i) in the case of the Events of Default described below in paragraphs (i) - (vi) and (ix) - (xiii), 120% or (ii) in the case of the Events of Default described in paragraphs (vii) - (viii), 100%.

        Each of the following is an "Event of Default":

          (i)    the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the notes for sale of all of such holder's Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

          (ii)   the suspension from trading or failure of the common stock to be listed on the Principal Market or The New York Stock Exchange, Inc. for a period of five consecutive trading days or for more than an aggregate of seven trading days in any 365-day period;

          (iii)  our (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within 10 business days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any notes into shares of common stock that is tendered in accordance with the provisions of the notes;

          (iv)  at any time following the tenth consecutive business day that the holder's Authorized Share Allocation is less than the number of shares of common stock that the holder would be entitled to receive upon a conversion of the full Conversion Amount of the note;

          (v)   our failure to pay to the holder any amount of Principal, Interest, Late Charges or other amounts when and as due under the note, the Securities Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the holder is a party, except, in the case of a failure to pay Interest, Late Charges or amount other than Principal when and as due, in which case only if such failure continues for a period of at least five business days;

          (vi)  any default under or acceleration prior to maturity of any Indebtedness (as defined below) of EPIQ or any of our subsidiaries with an unpaid principal amount in excess of $1,000,000 at the time of such acceleration other than with respect to any other notes; provided that in the case of a payment default of such Indebtedness, such default is not cured within applicable cure periods; further provided that in the case of a non-payment default of such Indebtedness that has not resulted in an acceleration of such Indebtedness prior to its maturity, only upon acceleration of such Indebtedness;

          (vii) we or any of our subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

          (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against us or any of our subsidiaries in an involuntary case, (B) appoints a custodian of EPIQ or any of our subsidiaries or (C) orders the liquidation of EPIQ or any of our subsidiaries;

          (ix)  a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against us or any of our subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as we provide the holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the holder) to the effect that such judgment is covered by insurance or an indemnity and we will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

          (x)   we materially breach any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the note, the other notes, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the holder is a party, except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least 10 consecutive business days;

          (xi)  any breach or failure in any respect to comply with the provisions of the note relating to the ranking of the notes, the incurrence of Senior Indebtedness of liens and restricting certain payments;

          (xii) any Event of Default (as defined in the other notes) occurs with respect to any other notes; or

          (xiii) either of (x) the Total Debt to Total Capitalization Ratio shall exceed .55:1.00 or (y) the Total Debt to EBITDA Ratio shall exceed 3.50:1.00.

        "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

        "EBITDA" means, for any four Calendar Quarter period for any Person, the net income (or net loss) of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, plus (i) any provision for (or less any benefit from) income taxes, (ii) any deduction for interest expense, net of interest income (iii) depreciation and amortization expense, (iv) the non-cash portion of compensation expense related to the grant of stock options, restricted stock, and stock appreciation rights, (v) any other components of net income (or net loss) which are non-cash and will not convert to cash prior to the final maturity of this Note, and (vi) costs, fees and expenses incurred in connection with any acquisition transaction, and as adjusted for the following items (to the extent that they are reflected in net income or net loss): elimination of: (v) any net income (or net loss) from discontinued operations as determined in accordance with GAAP (w) all extraordinary gains and losses determined in accordance with GAAP, (x) gains and losses from sales or dispositions of property and equipment or other fixed assets, (y) all non-recurring income and expense items not incurred in the ordinary course of business to the extent included in the determination of net income for the relevant determination period and (z) foreign currency transaction gains and losses, to the extent included in the determination of net income for the relevant determination period; provided, however, that if, during the four Calendar Quarter period for which the EBITDA of a Person is being calculated, such Person has completed an acquisition of an on-going business (a "Target"), the EBITDA of such Person shall be recalculated to include the EBITDA of such Target as if such acquisition (including any acquisition completed prior to the date of this Note but within the applicable period for which EBITDA is being calculated) had been completed on the first day of the relevant measuring period. To the extent applicable, all determinations of the components of EBITDA shall be derived from EPIQ's then most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

        "GAAP" means United States generally accepted accounting principles, consistently applied.

        "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

        "Total Capitalization" means, at any time, the sum of (i) the sum of all amounts (without duplication) which, in accordance with GAAP, would be included in EPIQ's stockholders' equity (excluding unrealized gains or losses pursuant to GAAP) as required to be reported in EPIQ's then most recent consolidated balance sheet, (ii) Total Debt and (iii) the cumulative (subsequent to issuance of this Note) non-cash portion of compensation expense related to the grant of stock options, restricted stock, and stock appreciation rights.

        "Total Debt" means, on any date, the outstanding principal amount of all Indebtedness of EPIQ and our subsidiaries of the type referred to in clauses (A), (C), (D), (F) and (G) of the definition of "Indebtedness" along with any Contingent Obligation in respect of any of the foregoing.

        "Total Debt to EBITDA Ratio" means, as of the last day of any Calendar Quarter, the ratio of (i) Total Debt outstanding on such day to (ii) EBITDA on such day.

        "Total Debt to Total Capitalization Ratio" means, as of the last day of any Calendar Quarter, the ratio of (i) Total Debt outstanding on such day to (ii) Total Capitalization on such day.

Right to Require Repurchase of Notes upon a Change of Control

        No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control (as defined below), but not prior to the public announcement of such Change of Control, we are required to deliver written notice thereof via facsimile and overnight courier to the holders of the notes.

        "Change of Control" means the occurrence of one or more of the following events:

          (i)    the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of EPIQ with or into another person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of EPIQ's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of EPIQ (any of the foregoing (A) and (B), a "Surviving Change"));

          (ii)   the sale or transfer of all or substantially all of our assets; or

          (iii)  a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of our common stock.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of EPIQ and our subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of EPIQ and our subsidiaries, taken as a whole, to another person or group may be uncertain.

        Prior to the consummation of any Change of Control, we will secure from any person purchasing our assets or common stock or any successor resulting from the Change of Control a written agreement (in form and substance satisfactory to the holders of notes representing at least a majority of the aggregate principal amounts of notes then outstanding) to deliver to each holder of notes in exchange for the notes, a security of the acquiring entity evidenced by a written instrument substantially similar in form and substance to the notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the notes held by such holder, and satisfactory to the holders of notes representing at least a majority of the principal amount of the notes then outstanding. In the event that an acquiring entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of notes representing at least a majority of the aggregate principal amount of the notes then outstanding may elect to treat such person as the acquiring entity.

        At any time during the period beginning after the holder's receipt of a the notice of a Change of Control and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the holder may require us to redeem all or any portion of the holder's notes by delivering written notice thereof to us, which notice shall indicate the amount the holder is electing to redeem; provided, however, that we are not under any obligation to redeem all or any portion of the notes or to deliver the purchase price for the repurchased notes unless and until the applicable Change of Control is consummated. The portion of the note subject to redemption shall be redeemed by us at a purchase price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 110% of the Conversion Amount being redeemed. Redemptions shall have priority to payments to shareholders in connection with a Change of Control.

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a Change of Control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. The repurchase right resulted from negotiations between EPIQ and the initial purchasers. It is not part of any plan by management to adopt a series of anti-takeover provisions and EPIQ has no present intention to engage in a transaction that would result in a Change in Control, although it is possible that EPIQ may decide to do so in the future. In addition, the repurchase feature may not necessarily afford you protection in the event of a highly leveraged transaction, including acquisitions, mergers, refinancings, restructurings, recapitalizations and other similar transactions, involving EPIQ. We could in the future enter into these types of transactions that would not necessarily constitute a Change of Control but would increase the amount of our Senior Indebtedness or other indebtedness. Moreover, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

EPIQ Right of Optional Redemption

        If at any time from and after the aggregate principal amount of the then outstanding notes is equal to or less than $6,000,000, we shall have the right to redeem all but not less than all notes then outstanding (a "Company Optional Redemption"). We may exercise our right of redemption by delivering a written notice thereof by facsimile and overnight courier to all of the holders of notes and the transfer agent (the "Company Optional Redemption Notice"). The Company Optional Redemption Notice shall be irrevocable. The notes shall be redeemed by us at a price equal to 110% of the Conversion Amount (the "Company Optional Redemption Price"). Notwithstanding the foregoing, each holder may continue to convert its note into our common stock pursuant the terms of the notes on or prior to the date immediately preceding the Company Optional Redemption Date.

        The Company Optional Redemption Notice shall state (A) the trading day selected for the Company Optional Redemption, which trading day shall be at least 20 business days but not more than 60 business days following the Company Optional Redemption Notice Date (the "Company Optional Redemption Date"), (B) that all outstanding notes have been called for optional redemption pursuant to this paragraph, and (C) the Company Optional Redemption Price to be paid to the holder as of the Company Optional Redemption Date. All Conversion Amounts converted by the holder after delivery of the Company Optional Redemption Notice Date shall reduce the Conversion Amount of the Note required to be redeemed on the Company Optional Redemption Date. Before we can optionally redeem the notes under this paragraph, each of the conditions described under "—Mandatory Conversion at Option of EPIQ" must be satisfied.

Mechanics of Repurchase of Notes

        If a holder has sent a redemption notice upon the occurrence of an Event of Default or upon a Change of Control, the holder shall promptly submit its note to us. In the event of a redemption upon the occurrence of an Event of Default, we are required to deliver the applicable redemption price to the holder within five business days after our receipt of the holder's notice of its intent to redeem. In the event of a redemption upon a Change of Control, we are required to deliver the applicable redemption price to the holder concurrently with the consummation of such Change of Control if such holder's notice of its intent to redeem is received prior to the consummation of such Change of Control and within five business days after our receipt of such notice otherwise. In the event of a redemption of less than all of the principal amount of a holder's note, we are required to promptly cause to be issued and delivered to the holder a new note representing the outstanding principal which has not been redeemed.

        In the event that we do not pay the applicable redemption price to the holder (or deliver any common stock to be issued pursuant to a notice of redemption) within the time period required, at any time thereafter and until we pay such unpaid redemption price (and issue any common stock required pursuant to a notice of redemption) in full, the holder shall have the option, in lieu of redemption, to require us to promptly return to the holder all or any portion of its note representing the amount that was submitted for redemption and for which the applicable redemption price (or any common stock required to be issued pursuant to a notice of redemption) (together with any late charges thereon) has not been paid. Upon our receipt of such notice, (x) the notice of redemption delivered by the holder shall be null and void with respect to such amount, (y) we shall immediately return the holder's note, or issue a new note to the holder representing such amount and (z) the Conversion Price of the holder's note or such new notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the notice of redemption is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the notice of redemption is delivered to us and ending on and including the date on which the notice of redemption is voided. The holder's delivery of a notice voiding a notice of redemption and exercise of its rights following such notice shall not affect our obligations to make any payments of late charges which have accrued prior to the date of such notice with respect to the amount subject to such notice.

        Upon our receipt of notice from any of the holders of notes for redemption or repayment as a result of the occurrence of an Event of Default or upon a Change of Control, we are required to immediately forward to all holders by facsimile a copy of such notice. If we receive one or more notices of redemption during the seven business day period beginning on and including the date which is three business days prior to our receipt of the first holder's notice of redemption and ending on and including the date which is three business days after our receipt of the first holder's notice of redemption and we are unable to redeem all principal, interest and other amounts designated in such notices of redemption received during such seven business day period, them we are required to redeem a pro rata amount from each holder of the notes based on the principal amount of the notes submitted for redemption pursuant to such notices of redemption received by us during such seven business day period.

        We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.

        For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Certain Material United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange or Retirement of the Notes for Cash."

Participation Rights

        Until the Dividend Eligibility Date, as defined below, the holders of the notes have no right to participate in any dividends paid or distributions made to the holders of our common stock. From and after the Dividend Eligibility Date, the holders of the notes will be entitled to such dividends paid and distributions made to the holders of our common stock to the same extent as if the holders had held such shares of common stock on the record date for such dividends and distributions. "Dividend Eligibility Date" means the later of (x) January 1, 2006, or (y) the date specified in a written notice delivered by us no later than December 1, 2005, to the holders of the notes.

        Until the Dividend Eligibility Date, we may not, directly or indirectly, declare or pay any dividend or distribution on our capital stock, other than stock dividends that result in an adjustment to the Conversion Price of the notes in accordance with the notes.

Rights upon Issuance of Purchase Rights and Other Corporate Events

        If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all the record holders of any class of common stock, then the holders will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holders could have acquired if the holders had held the number of shares of common stock acquirable upon complete conversion of the notes (without taking into account any limitations or restrictions on the convertibility of this motes) immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such purchase rights.

        Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of common stock are entitled to receive securities or other assets with respect to or in exchange for common stock, we are required to make appropriate provision to insure that the holders will thereafter have the right to receive upon a conversion of the notes, (i) in addition to the shares of common stock receivable upon such conversion, such securities or other assets to which the holders would have been entitled with respect to such shares of common stock had such shares of common stock been held by the holders upon the consummation of such corporate event or (ii) in lieu of the shares of common stock otherwise receivable upon such conversion, such securities or other assets received by the holders of common stock in connection with the consummation of such corporate event in such amounts as the holders would have been entitled to receive had the motes initially been issued with conversion rights for the form of such consideration (as opposed to shares of common stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of the notes representing at least a majority of the aggregate principal amount of the notes then outstanding.

Voting Rights

        The holders of the notes shall have no voting rights as the holders of the notes, except as required by law.

Modification and Waiver

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, at a meeting duly called for such purpose or the written consent without a meeting, change or amend the notes, provided such change or amendment is consented to by us, which consent may be granted or withheld in our sole discretion.

Governing Law

        The notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Under our articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Cumulative voting is not permitted in the election of directors. The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. If we are liquidated, dissolved or wound-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock. The holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable, and, upon completion of the offering, the shares of common stock offered by us will be fully paid and non-assessable.

Preferred Stock

        Our board of directors is authorized to designate any series of preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of common stock. No shares of preferred stock are issued or outstanding.

        Our board of directors may create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such securityholder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control without any further action by the shareholders. We have no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

Missouri Anti-Takeover Statutes

        The Missouri General and Business Corporations Law ("GBCL") requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock to approve certain fundamental corporate transactions, including mergers, consolidations or the sale of all or substantially all our assets. Our directors and executive officers beneficially own approximately 24% of our outstanding shares of common stock.

Transfer Agent and Registrar

        Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain material U.S. federal income tax aspects of the acquisition, ownership, and disposition of the notes and our common stock into which the notes may be converted. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, and current administrative pronouncements and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or different interpretation could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning the notes or our common stock. As a result, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

        This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership, and disposition of the notes and our common stock by a prospective investor in light of the investor's personal circumstances. For example, this discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

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  dealers in securities or foreign currency;

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  persons that have elected the mark-to-market method of accounting;

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  banks, thrifts, insurance companies, regulated investment companies, or other financial institutions;

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  tax-exempt organizations;

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  persons that are subject to the alternative minimum tax;

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  persons deemed to sell the notes under the constructive sale provisions of the Code;

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  persons that hold the notes or our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic note transaction," or other integrated transaction;

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  persons who received the notes as compensation;

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  persons that have a "functional currency" other than the U.S. dollar; and

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  partnerships and other pass-through entities (or investors holding interests in partnerships or pass-through entities) that hold the notes or our common stock.

        In addition, this discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes or our common stock and who hold the notes or common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion does not describe any tax consequences arising out of the U.S. alternative minimum tax law, the tax laws of any state, local, or foreign jurisdiction, or, except to a limited extent under the caption "Tax Consequences to Non-U.S. Holders," any possible applicability of the U.S. federal gift or estate tax law. This discussion also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes.

        ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES, INCLUDING THE CONSEQUENCES UNDER ANY TAX TREATY, OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN THEIR PARTICULAR SITUATIONS.

Tax Consequences to U.S. Holders

        For purposes of the following discussion, a "U.S. Holder" is a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

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  a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the "substantial presence" test under Section 7701(b) of the Code;

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  a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any State or political subdivision thereof;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust was in existence on August 1, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        Interest on the Notes.    Interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes. If we do not comply with our obligations under the Registration Rights Agreement, such non-compliance may result in the payment of predetermined additional interest amounts. If there were more than a remote likelihood that such additional interest would be paid, the notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest in accordance with those rules. We believe, and this discussion assumes, that the likelihood of such an event occurring is remote. Our determination that such possibility is remote is binding on a holder unless the holder explicitly discloses to the IRS that it is taking a different position on its tax return for the year during which such holder acquires the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the notes and our deduction with respect to the potential additional payments. U.S. Holders should consult their tax advisor concerning the appropriate tax treatment of the potential additional payments in the event we fail to comply with the Registration Rights Agreement.

        Sale, Exchange, or Retirement of the Notes for Cash.    Upon the disposition of a note by sale, exchange, redemption, repayment, or other taxable disposition, and subject to the market discount discussion below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (i.e., the amount of cash and the fair market value of any property received in exchange for the note, but not including any amounts attributable to accrued but unpaid interest which, if not yet taken into income, generally will be taxable as ordinary income), and (ii) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in the note generally will equal the cost of the note (net of accrued interest), decreased by any principal payments the holder receives and increased by any market discount or decreased by any amortizable bond premium, in each case provided that the holder elected to accrue the amounts thereof for U.S. federal income tax purposes (as described below).

        Gain or loss recognized upon disposition of a note generally will be capital gain or loss and will be long-term capital gain if the note is held for longer than one year. Any amounts attributable to accrued interest, however, will be taxed as interest income (as described above) to the extent the holder has not previously included such amounts in the holder's taxable income. The deductibility of capital losses is subject to certain limitations.

        Market Discount.    If a U.S. Holder purchases a note at a price that is less than its stated redemption price at maturity then, subject to a de minimis exception, the note will be deemed to have "market discount." Subject to a limited exception, a U.S. Holder that acquires a note having market discount generally must treat as ordinary income any gain recognized on the disposition of the note or, in the case of a nontaxable disposition (such as a gift), any appreciation in the value of the note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. Holder elects to include such accrued market discount in income over the life of the note. The market discount rules generally will not affect the tax consequences to a U.S. Holder upon conversion of a note into shares of our common stock, which generally will be tax-free under the rules more fully described below under "Tax Consequences to U.S. Holders—Conversion of Notes Into Common Stock." Any market discount accrued prior to conversion, however, will be carried over to the stock received upon conversion, and, to that extent, any gain recognized by a U.S. Holder upon disposition of the stock will be treated as ordinary income.

        The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note from the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If a constant yield election is made, it will apply only to the note with respect to which it is made, and it may not be revoked. A U.S. Holder that acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction.

        All U.S. Holders should consult their tax advisors regarding the tax consequences of acquiring a note that has market discount, including the advisability of an election to include market discount in income or an election to accrue market discount under a constant yield method.

        Amortizable Premium.    If a U.S. Holder purchases a note for an amount that is greater than the note's stated principal amount, plus accrued interest, the amount of such difference is treated as "amortizable bond premium" for U.S. federal income tax purposes. A U.S. Holder generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortizable bond premium is treated as an offset to interest income on a note and not as a separate deduction and has the effect of reducing the holder's basis in the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. No amortization is permitted with respect to a note following conversion of the note into our common stock. If a U.S. Holder does not elect to amortize bond premium, the bond premium on a note will decrease the gain or increase the loss the holder otherwise recognizes on disposition of the note.

        All U.S. Holders should consult their tax advisors regarding the tax consequences of amortizable bond premium, including the advisability of any election to amortize bond premium and the determination of amortizable bond premium under a constant yield method taking into account the specific characteristics of the notes.

        Conversion of Notes Into Common Stock.    A U.S. Holder's conversion of a note solely into our common stock generally will not be a taxable event, except with respect to cash received in lieu of a fractional share of our common stock (if any). A U.S. Holder generally will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between the cash received and the U.S. Holder's tax basis attributable to the fractional share. The fair market value of our common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

        A U.S. Holder's adjusted tax basis in our common stock received upon a conversion of a note will be the same as the U.S. Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocated to a fractional share and increased, for a cash method holder, by the amount of income recognized with respect to accrued interest. The U.S. Holder's holding period for the common stock received will include the holder's holding period for the note converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

        Repurchase of the Notes at the Option of the Holder.    If a U.S. Holder of a note exercises its redemption right to require us to repurchase a note and we deliver our common stock in full satisfaction of the repurchase price (other than the portion of the repurchase price, if any, attributable to a fractional share or to accrued but unpaid interest, which will be paid in cash), the exchange of the note for our common stock should be treated in the same manner described above under "Tax Consequences to U.S. Holders—Conversion of Notes Into Common Stock."

        If a U.S. Holder receives a combination of cash and our common stock upon the exercise of either a redemption right or a conversion right, the U.S. federal income tax consequences to the U.S. Holder are unclear. There are several possible tax treatments, the two most likely of which are:

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  a partial taxable sale of the note resulting in gain or loss to the U.S. Holder and a partial tax-free conversion of the note under which the U.S. Holder would apply the principles described above under both "Tax Consequences to U.S. Holders—Sale, Exchange, or Retirement of the Notes for Cash" and "Tax Consequences to U.S. Holders—Conversion of Notes Into Common Stock," respectively, based upon a proration of the note between the amount of cash and the fair market value of our common stock received; or

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  a recapitalization under which the U.S. Holder would recognize gain, but not loss, on the repurchase equal to the lesser of (a) the amount of cash received (other than in respect of a fractional share or in respect of accrued but unpaid interest), and (b) the amount of gain realized (equal to the excess, if any, of (i) the amount of cash the holder receives (other than in respect of a fractional share or of accrued but unpaid interest), plus (ii) the fair market value of common stock the holder receives, over (iii) the holder's tax basis in the note).

        Any U.S. Holder of a note who receives a combination of cash and our common stock in exchange for the note should consult the holder's tax advisors for advice regarding the U.S. federal income tax consequences to the holder of the exchange.

        If a U.S. Holder of a note exercises the holder's right to require us to repurchase a note and we deliver cash in full satisfaction of the repurchase price, the repurchase will be treated the same as a sale of the note, as described above under "Tax Consequences to U.S. Holders—Sale, Exchange, or Retirement of the Notes for Cash."

        Constructive Dividends.    If at any time we make a distribution of property to our shareholders that would be taxable as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes is increased, such increase may be a deemed distribution to a U.S. Holder of the notes under Section 305 of the Code and the Treasury Regulations issued thereunder. If the conversion rate is adjusted in other circumstances and such adjustment has the effect of increasing the holder's proportionate interest in our assets and earnings, it also may be treated as a deemed distribution to the U.S. Holder. Any deemed distribution will be taxable as a dividend (as described below), although any constructive dividend with respect to the notes may not be "qualified dividend income" within the meaning of Section 1(h)(11) of the Code and, thus, may not be eligible for taxation at lower rates.

        Distributions on Notes and Common Stock.    Distributions paid on the notes, as described above under "Description of the Notes—Participation Rights," and distributions paid on our common stock received upon the conversion of a note, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by a U.S. Holder and taxable as ordinary income when received or accrued, in accordance with the holder's method of accounting. Dividends received by a noncorporate U.S. Holder may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. Holders should consult their own tax advisers regarding the rate at which dividend income will be taxed, based on their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as a capital gain from the sale or exchange of our common stock. If a U.S. Holder is a U.S. corporation, the holder may be able to claim a deduction equal to a portion of any dividends received.

        Sale or Other Disposition of Our Common Stock.    Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon the conversion of a note generally will be recognized as capital gain or loss for U.S. federal income tax purposes and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's tax basis in the common stock disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations. Further, a U.S. Holder who sells stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury Regulations.

Tax Consequences to Non-U.S. Holders

        The following discussion is limited to the U.S. federal income and U.S. federal estate tax consequences to a holder of a note or our common stock that is a beneficial owner and that is an individual, corporation, estate, or trust other than either a U.S. Holder, a person subject to rates applicable to former citizens and long-term residents of the United States, or a foreign or domestic partnership (a "Non-U.S. Holder"). In addition, this discussion does not address the U.S. federal income tax consequences to Non-U.S. Holders subject to special treatment under the code, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and foreign corporations that accumulate earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local, and foreign income tax laws, as well as treaties, with regard to the notes or our common stock.

        Interest.    Subject to the discussion below regarding backup withholding, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business generally will not be subject to U.S. withholding tax if the interest qualifies as "portfolio interest."

        Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, and (iii) is not a bank receiving certain types of interest; and (iv) either (A) the Non-U.S. Holder certifies, under penalties of perjury, on a properly executed IRS Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a U.S. person and provides such holder's name and address, or (B) a financial institution holding the notes on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from the Non-U.S. Holder or the beneficial owner and provides us with a copy. If a holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

        If a Hon-U.S. Holder does not qualify for the portfolio interest exemption as described above and the payments of interest are not effectively connected with U.S. trade or business income, payments of interest will be subject to U.S. federal withholding tax, unless a U.S. income tax treaty applies to reduce or eliminate withholding.

        Conversion Into Common Stock.    A Non-U.S. Holder's conversion of a note into our common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversation or is deemed to receive accrued and unpaid interest, any such gain or interest would be subject to the rules described below in "Tax Consequences to Non-U.S. Holders—Sale, Exchange, or Redemption of Notes or Common Stock" and above in "Tax Consequences to Non-U.S. Holders—Interest."

        Distributions on Notes and Common Stock.    Distributions made or deemed made with respect to notes or our common stock that are treated as dividends paid, as described above under "Tax Consequences to U.S. Holders—Constructive Dividends" and "Tax Consequences to U.S. Holders—Distributions on Notes and Common Stock" (excluding dividends that are effectively connected with the conduct of a U.S. trade or business), to a Non-U.S. Holder of a note or our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. Such form must be updated periodically. A Non-U.S. Holder that is claiming the benefits of an income tax treaty also may be required in certain circumstances to provide a taxpayer identification number or certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult the holder's own tax adviser as to whether such holder can obtain a refund for all or a portion of the withholding tax.

        Sale, Exchange, or Redemption of Notes or Common Stock.    Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of a note or of common stock received upon conversion of a note, unless:

          (i)    the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

          (ii)   subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

          (iii)  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.); or

          (iv)  we are or have been a U.S. real property holding corporation within the meaning of Section 897 of the Code at any time within the shorter of the five-year period preceding such sale, exchange, or disposition or the period the Non-U.S. Holder held the common stock and the note, or certain de minimis ownership rules do not apply. We believe that we are not, nor do we anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

        Any gain realized on a sale, exchange, or other disposition of a note that is taxed as interest income will be subject to the rules described above under "Tax Consequences to Non-U.S. Holders—Interest."

        Effectively Connected Income.    If a Non-U.S. Holder of a note or of our common stock is engaged in a trade or business in the U.S. and if interest on the note (including additional interest), gain realized on a sale, exchange, or other disposition of the note or of our common stock, or a dividend (including a constructive dividend) on the note or on our common stock is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, as described under "Tax Consequences to U.S. Holders" above, except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If a Non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connection income or gain generally will be subject to U.S. federal income tax only if it also is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. Non-U.S. Holders with effectively connected income or gain should consult their own tax advisors with respect to other tax consequences of owning the notes or our common stock, including the possible imposition of a 30% branch profits tax.

        Federal Estate Tax.    A note held or beneficially owned by an individual who, at the time of the individual's death, is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who, at the time of the individual's death, is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's gross estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

        Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, state, local, and foreign estate or inheritance tax consequences of owning or holding the notes or our common stock.

        Information Reporting and Backup Withholding.    Information returns may be filed with the IRS in connection with payments on the notes or our common stock and the payment of proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder may be subject to U.S. backup withholding tax on these payments (currently at a rate of 28%) if it fails to provide its taxpayer identification number to the paying agent or to comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. backup withholding tax on these payments (currently at a rate of 28%) unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund of U.S. federal income tax, provided the required information is timely furnished to the IRS.

        THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES OR OUR COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT THE INVESTOR'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING,

HOLDING, AND DISPOSING OF THE NOTES AND, WHERE APPLICABLE, OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN APPLICABLE LAWS.

LEGAL COUNSEL

        The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our securities counsel.

EXPERTS

        The financial statements and the related financial statement schedule of EPIQ Systems, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus by reference from our Current Report on Form 8-K dated June 21, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets in 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of P-D Holding Corp. and Subsidiaries as of as of December 31, 2003, and September 30, 2003 and 2002, and for the three months ended December 31, 2003, and the years ended September 30, 2003 and 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K/A filed with the SEC on April 13, 2004, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a "reporting company" as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the SEC, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the SEC at the SEC's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the SEC. The address of that site is (http://www.sec.gov).

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the SEC's web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Our annual report on Form 10-K for the year ended December 31, 2003, except for Items 7 and 8 which have been updated by our current report on Form 8-K, as filed with the SEC on June 21, 2004.

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2004.

  •
  Our current report on Form 8-K, as filed with the SEC on February 13, 2004.

  •
  Our current report on Form 8-K/A, as filed with the SEC on April 13, 2004, which amends our current report filed on February 13, 2004.

  •
  Our current report on Form 8-K, as filed with the SEC on June 14, 2004.

  •
  Our current report on Form 8-K, as filed with the SEC on June 21, 2004, which updates Items 7 and 8 of our annual report on Form 10-K with respect to certain changes in our segment reporting.

  •
  Our current report on Form 8-K/A, as filed with the SEC on June 29, 2004, which amends our current report filed on February 13, 2004.

        All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to: Investor Relations, EPIQ Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309, telephone (913) 621-9500.

$50,000,000

Contingent Convertible Subordinated Notes

2,857,143 Shares

Common Stock

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the shares of common stock being offered for sale by the selling shareholder. All amounts are estimates except the SEC registration fee.

SEC registration fee	$6,335
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Blue sky fees and expenses	-0-
Transfer agent fees and expenses	3,000

Total	$59,335

Item 15.    Indemnification of Directors and Officers

        Pursuant to the Missouri General and Business Corporations Law, the Company's bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses in connection with any action, suit or proceeding initiated by such person (including, without limitation, any cross-claim or counterclaim) to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided in the Company's bylaws.

        The Company's bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any such claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the Company except as otherwise set forth in the Company's bylaws.

        Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors, of if such quorum is not attainable, or even if obtainable, at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

        The Company's bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the bylaws.

        The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have. The Company also maintains directors and officers liability insurance on its directors and executive officers.

Item 16.    Exhibits

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.    Undertakings

We hereby undertake:

(a)
Rule 415 Offering.

        (1)   To file, during any period in which offers or sales of securities are made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

        (2)   That for determining liability under the Securities Act of 1933, each post-effective amendment to this registration statement and each filing of our annual report, will be deemed a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering.

        (3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Filings incorporating subsequent Exchange Act documents by reference.

        That for determining liability under the Securities Act of 1933, each filing of our annual report that is incorporated by reference in the registration statement, will be deemed a new registration statement relating to the securities offered, and the offering of such securities at that time will be deemed to be the initial bona fide offering.

(h)
Request for acceleration of effective date.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to our bylaws, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that we are registering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 30th day of June, 2004.

EPIQ SYSTEMS, INC.
By:	/s/ TOM W. OLOFSON Tom W. Olofson Chairman and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of EPIQ Systems, Inc., severally constitute Tom W. Olofson, or Elizabeth M. Braham, in the order named, our true and lawful attorney-in-fact with full power to each, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed with this registration statement and any and all subsequent amendments to this registration statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable EPIQ Systems, Inc. to comply with all requirements of the SEC.

        In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name and Title	Date
/s/ TOM W. OLOFSON	Tom W. Olofson Chairman of the Board, Chief Executive Officer and Director	June 30, 2004
/s/ CHRISTOPHER E. OLOFSON	Christopher E. Olofson President, Chief Operating Officer and Director	June 30, 2004
/s/ ELIZABETH M. BRAHAM	Elizabeth M. Braham Vice President and Chief Financial Officer (Principal Financial Officer)	June 30, 2004
/s/ DOUGLAS W. FLEMING	Douglas W. Fleming Director of Finance, Chief Accounting Officer (Principal Accounting Officer)	June 30, 2004
/s/ W. BRYAN SATTERLEE	W. Bryan Satterlee Director	June 30, 2004
/s/ EDWARD M. CONNOLLY, JR.	Edward M. Connolly, Jr. Director	June 30, 2004
/s/ JAMES A. BYRNES	James A. Byrnes Director	June 30, 2004

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation dated January 2, 2001.(1)
3.2	Certificate of Amendment to Articles of Incorporation dated June 2, 2004.*
3.3	Bylaws, as amended and restated.(2)
5.1	Opinion of Gilmore & Bell, P.C.*
10.1	Securities Purchase Agreement dated as of June 10, 2004, among EPIQ Systems, Inc. and the Buyers listed on Exhibit A thereto.(3)
10.2	Registration Rights Agreement dated as of June 10, 2004, among EPIQ Systems, Inc. and the Buyers listed on the Schedule of Buyers attached thereto.(3)
10.3	Form of Contingent Convertible Subordinated Note.*
12.1	Statement regarding computation of earnings to fixed charges.*
23.1	Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.*
23.3	Consent of Moss Adams LLP, Independent Auditors to Poorman-Douglas.*
24.1	Power of Attorney (included on the signature page hereof).

*
Filed herewith.

(1)
Incorporated by reference and previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 9, 2001.

(2)
Incorporated by reference and previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 11, 2001.

(3)
Incorporated by reference and previously filed as an exhibit to our current report on Form 8-K, filed with the SEC on June 14, 2004.

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ABOUT THIS PROSPECTUS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Our Business
The Offering
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL COUNSEL
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX